Exhibit 10.20

Crestwood Midstream Partners

Robert G. Phillips

President and Chief Executive Officer

July 30, 2012

Mr. Heath Deneke

4127 Amherst Street

Houston, Texas 77005

Dear Heath,

Crestwood Holdings Partners LLC (“Crestwood”) is very pleased to offer you a position as Senior Vice President and Chief Commercial Officer, based out of our Houston, Texas office. This offer is contingent upon your signature and return of this letter to me at your earliest convenience. As Senior Vice President and Chief Commercial Officer you will report directly to the Chief Executive Officer and you will be a key member of Crestwood’s executive committee and operational team. The following is an itemized breakdown of the compensation, benefits and conditions of your formal offer of employment:

General Terms

Your start date is August 1, 2012.

Compensation

You will receive a starting annual base salary of $375,000 per year. Salaries are paid every two weeks and any adjustments to such base salary will be at the sole discretion of Crestwood.

As an executive officer you will be eligible to receive an annual targeted year-end cash bonus (“Annual Bonus”) for each calendar year that you are employed with Crestwood (each such calendar year, a “Bonus Year”) in which the Company achieves certain targets as set forth by the Crestwood Management Committee and/or the Board of Directors of the General Partner of Crestwood Midstream Partners, LP, and the amount of such bonus shall have a target range of 90% of your then effective base salary for the applicable Bonus Year; provided that, for the avoidance of doubt, you will not be entitled to an Annual Bonus for any Bonus Year, unless the Crestwood Management Committee and/or the Board of Directors of the General Partner of Crestwood Midstream Partners LP determines otherwise, in which Crestwood does not achieve such targets, as determined by Crestwood Management Committee and/or the Board of Directors of the General Partner of Crestwood Midstream Partners LP and provided, further, that you will not be entitled to any Annual Bonus if you are not employed on the applicable date of determination of executive officer Annual Bonuses. Your Annual Bonus is expected to be determined each December, with expected payment between January 1 and February 28 of the calendar year immediately following the Bonus Year. Each Bonus Year, the Compensation Committee will review the structure of the targets provided by it for the preceding Bonus Year and establish the targets for the Bonus Year as it deems appropriate.

700 Louisiana, Ste. 2060 Houston, TX 77002 832.519.2222 (P) 832.519.2250 (F)

www.crestwoodlp.com

As a long term incentive, you will be eligible to acquire not less than $500,000 and no more than $1,000,000 of Common Units of Crestwood Holdings Partners LLC at cost basis (“Common Unit Acquisition”). The Common Unit Acquisition may cause a current taxable event to you in the amount equal to the difference between the acquisition cost and the fair market value of the Common Units acquired. Crestwood will agree to work with your tax advisors to calculate the current tax liability, if any, due to the Common Unit Acquisition and will further agree to loan certain amounts to you to assist in the payment of such tax liability. Such “tax loan” will be on commercially reasonable terms agreed to by Crestwood and you. The Common Units of Crestwood Holdings Partners LLC will be subject to an Equity Agreement in a form which has been executed by the other executives of Crestwood.

You will be awarded Incentive Units in Crestwood Holdings Partners LLC equal to 7.5% of the total outstanding Incentive Units. The Incentive Units are structured as “profits interests” for federal income tax purposes and the vesting and other restrictions will be as contained in the Equity Agreement in a form which has been executed by the other executives of Crestwood. In the event that Crestwood successfully completes Project Rubicon, an additional 2.5% of the total outstanding Incentive Units will be awarded upon execution by Crestwood, and/or its affiliates of a Purchase and Sale Agreement (the “Rubicon PSA”) to acquire the assets and ownership interests included in Project Rubicon. Furthermore, you will be eligible to receive additional Incentive Units in such amounts and on such terms as the Management Committee of Crestwood Holdings Partners LLC determines on each anniversary date and based upon such criteria as the Management Committee determines from time to time. The targeted annual additional Incentive Unit grant, for each of the first two years of your employment, shall be 2.5% of the total outstanding Incentive Units such grant being based solely on the Management Committee evaluation of your performance for the prior year relative to established criteria. For an avoidance of doubt, any additional Incentive Units awarded following August 1, 2012 will vest as if they were issued on the Effective Hire Date as defined in the Equity Agreement.

In addition, you will receive a sign-on grant of 10,000 restricted Common Units of Crestwood Midstream Partner LP pursuant to the terms and conditions of (i) a Restricted Stock Agreement effective on your initial date of employment and (ii) the Crestwood Midstream Partners LP Third Amended and Restated 2007 Equity Plan. Please note that as Senior Vice President and Chief Commercial Officer of Crestwood you will be characterized as a “Section 16 officer” under the Securities Exchange Act of 1934, and as a result, your inducement equity grant and all future grants will be publicly disclosed via Section 16 public filings with the U.S. Securities and Exchange Commission.

In the event your employment with Crestwood is terminated, during the your first two years of employment for any reason other than “for cause,” you will be entitled to receive a severance payment equal to two times the salary and bonus you received in the last full calendar year.

Benefits

You will be entitled to reimbursement for such reasonable travel and other expenses incurred in the performance of your duties, provided such expenses are documented as required by federal tax laws and rules.

700 Louisiana, Ste. 2060 Houston, TX 77002 832.519.2222 (P) 832.519.2250 (F)

www.crestwoodlp.com

Upon commencement of your employment with Crestwood, you will be entitled to participate in Crestwood’s comprehensive benefit program, which currently includes the following:

•	Medical and Prescription Drug Plan- BlueCross BlueShield of Texas

•	Dental Plan- BlueCross BlueShield of Texas

•	Vision Plan -Vision Service Plan

•	Flexible Spending Accounts (FSAs) – Ceridian

•	Life and Accidental Death and Dismemberment (AD&D) Coverage -UNUM

•	Long Term Disability Coverage- UNUM

•	Long Term Care Plan - UNUM

•	401(k) Retirement Plan- The Standard

For additional details regarding Crestwood’s comprehensive benefit program, attached is a copy of our benefit summary. Additionally, you will be entitled to up to 6 weeks per year time off for vacations and up to 10 days per year for sick days and holidays in accordance with Crestwood’s approved holiday schedule.

By accepting this offer, you agree that your employment is “at-will” and strictly voluntary. Consequently, either party may terminate the employment relationship at any time, with or without cause or reason. Your acceptance also confirms your agreement that this offer contains our complete understanding and agreement regarding the terms and conditions of your employment. Any future changes in your job title, responsibilities, salary, benefits, or company policy and practices will not alter the “at-will” nature of your employment, except in the event altered by written agreement specifically for that purpose.

Once again, we are looking forward to you joining us and we consider you a valuable member of our executive team. Please feel free to give me a call at (832) 519-2200 with any questions.

Sincerely,

/s/ Robert G. Philips

Chairman, President and CEO

I, Heath Deneke, accept this offer

/s/ Heath Deneke	8-2-2012

700 Louisiana, Ste. 2060 Houston, TX 77002 832.519.2222 (P) 832.519.2250 (F)

www.crestwoodlp.com

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